Exhibit 99.2

Nerdy Announces Second Quarter 2025 Financial Results

Nerdy delivers a return to Learning Membership revenue and Varsity Tutors for Schools bookings growth, positioning the Company to deliver accelerating sequential revenue growth and gross margin expansion each quarter throughout 2025.

Nerdy beats Non-GAAP Adjusted EBITDA Loss guidance, keeping the Company firmly on the path to profitability on a non-GAAP adjusted EBITDA basis in the fourth quarter of 2025.

St. Louis, August 7, 2025 – Nerdy Inc. (NYSE: NRDY) today announced financial results for the second quarter ended June 30, 2025.

“Q2 proved that our Live+AI™ strategy is a growth engine,” said Chuck Cohn, Founder, Chairman and CEO of Nerdy. “We reignited Learning Membership revenue growth, beat our EBITDA guidance, and are now rolling out AI-native tools that give every learner and educator real-time superpowers—putting us firmly on track for profitability in Q4.”

Please visit the Nerdy investor relations website https://www.nerdy.com/investors to view the Nerdy Q2 Shareholder Letter on the Quarterly Results Page.

Second Quarter Financial Highlights:

Revenue In Line with Expectations – In the second quarter, Nerdy delivered revenue of $45.3 million, within our guidance range of $45 to $48 million, which represented a decrease of 11% year-over-year from $51.0 million during the same period in 2024. Consistent with expectations, revenue declined when compared to the prior year period primarily due to lower Institutional revenue and a specific $3.0 million state-funded Consumer revenue program in Q2 2024 that did not recur in Q2 2025. These impacts were partially offset by higher ARPM in our Consumer business as a result of a mix shift to higher frequency Learning Memberships and price increases enacted during the first quarter of 2025, coupled with higher retention in newer cohorts due primarily to improvements in the user experience and new Expert incentives. We expect consolidated revenue growth will accelerate sequentially each quarter throughout 2025.

Consumer Learning Membership Returns to Growth – Second quarter Learning Membership revenue increased 4% year-over-year. Revenue recognized in the second quarter from Learning Memberships was $37.8 million and represented 84% of total Company revenue. As of June 30, 2025, there were 30.6 thousand Active Members, and ARPM was $348, which represented a 24% increase year-over-year. We expect Learning Membership revenue growth will accelerate sequentially each quarter throughout 2025 as the mix shift towards higher frequency and higher priced Learning Memberships is combined with the improvements in the user experience and improved retention in newer cohorts.

Institutional Strategy – Institutional delivered revenue of $7.3 million and represented 16% of total Company revenue during the second quarter. The integration of Live+AI™ capabilities into our institutional offerings is resonating strongly with district leaders who desire data-driven insights to optimize learning outcomes and resource allocation. Varsity Tutors for Schools executed 50 contracts, yielding $4.9 million of bookings, an increase of 21% year-over-year. Our strategy to introduce school districts to the platform and ultimately convert them to our fee-based offerings continues to produce results by delivering 36% of paid contracts and 50% of total bookings value in the second quarter. Varsity Tutors signed the White House “Investing in AI Education” pledge in June. The four-year commitment will broaden AI literacy, accelerate student academic growth, and give every Learner a path to success while preserving the essential human connection in teaching.

Gross Margin – Gross margin was 61.5% for the three months ended June 30, 2025, compared to a gross margin of 65.7% during the comparable period in 2024. The decrease in gross margin was primarily due to Expert incentives enacted during the fourth quarter of 2024. Following the adoption of the new incentives, we are seeing faster time to the first session, more sessions in the first 30 days, lower tutor replacement rates, and higher retention – all of which should continue to strengthen our business over the long-term. In addition, gross margin for the second quarter improved sequentially quarter-over-quarter as a result of price increases for new Consumer customers enacted during the first quarter of 2025. We expect to deliver sequential quarterly gross margin improvements as we move throughout 2025.

Path to Profitability – Our second quarter performance reinforces confidence in our path to profitability. As a reminder, in the first quarter, we reduced headcount by approximately 16% as compared to December 31, 2024. Headcount restructuring changes were primarily enabled by AI-enabled productivity improvements, coupled with new software-driven processes and system implementations. Headcount restructuring and other cost reduction efforts have enabled us to generate operating efficiencies and remove significant costs from the business. We believe these results, together with a positive inflection in newly-acquired and active Monthly Recurring Revenue in June, keep us firmly on the path to profitability on a non-GAAP adjusted EBITDA basis in the fourth quarter.

Adjusted EBITDA Loss Beats Guidance Range – Net loss was $12.0 million in the second quarter versus a net loss of $14.4 million during the same period in 2024. Excluding non-cash stock compensation expenses, which were treated as an adjustment for non-GAAP measures, non-GAAP adjusted net loss was $4.5 million for the second quarter of 2025 compared to a non-GAAP adjusted net loss of $3.1 million in the second quarter of 2024. We reported a non-GAAP adjusted EBITDA loss of $2.7 million for the second quarter of 2025, beating our guidance of negative $3.0 million to negative $6.0 million. This compares to a non-GAAP adjusted EBITDA loss of $2.1 million in the same period one year ago. Non-GAAP adjusted EBITDA outperformance relative to guidance was primarily driven by across-the-board P&L improvements via higher gross margin, coupled with lower marketing and G&A spend. Compared to last year, our non-GAAP adjusted EBITDA loss was worse primarily due to lower revenues and gross margin, partially offset by lower marketing spend, headcount reductions, and lower G&A spend.

Liquidity and Capital Resources – With no debt and $36.7 million of cash on our balance sheet, we believe we have ample liquidity to fund the business and pursue growth initiatives.

Third Quarter and Full Year 2025 Outlook: Today, we are introducing third quarter guidance and updating full year guidance.

-	Revenue Guidance: For the third quarter of 2025, we expect revenue in a range of $37 million to $40 million. For the full year, we expect revenue in the range of $191 million to $197 million.

-

Non-GAAP Adjusted EBITDA Guidance: For the third quarter of 2025, we expect a non-GAAP Adjusted EBITDA Loss in a range of $11 million to $13 million. For the full year, we expect a non-GAAP Adjusted EBITDA loss in the range of $13 million to $17 million.

-

Liquidity and Capital Resources: We expect to end the year with no debt and cash in the range of $30 to $35 million, and believe we have ample liquidity to fund the business and pursue growth initiatives.

Webcast and Earnings Conference Call

Nerdy’s management will host a conference call to discuss its financial results on Thursday, August 7, 2025 at 5:00 p.m. Eastern Time. Interested parties in the U.S. may listen to the call by dialing 1-833-470-1428. International callers can dial 1-404-975-4839. The Access Code is 310344.

A live webcast of the call will also be available on Nerdy’s investor relations website at https://www.nerdy.com/investors. A replay of the webcast will be available on Nerdy’s website for one year following the event and a telephonic replay of the call will be available until August 14, 2025 by dialing 1-866-813-9403 from the U.S. or 1-929-458-6194 from all other locations, and entering the Access Code: 945878.

About Nerdy Inc.

Nerdy (NYSE: NRDY) is a leading platform for live online learning, with a mission to transform the way people learn through technology. The Company’s purpose-built proprietary platform leverages technology, including AI, to connect learners of all ages to experts, delivering superior value on both sides of the network. Nerdy’s comprehensive learning destination provides learning experiences across thousands of subjects and multiple formats—including Learning Memberships, one-on-one instruction, small group tutoring, large format classes, and adaptive assessments. Nerdy’s flagship business, Varsity Tutors, is one of the nation’s largest platforms for live online tutoring and classes. Its solutions are available directly to students and consumers, as well as through schools and other institutions. Learn more about Nerdy at https://www.nerdy.com.

Contact

Investor Relations

investors@nerdy.com

Forward-looking Statements

All statements contained herein that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our strategic priorities, including those related to revenue growth; enhancing the Learning Membership experience; AI-enabled productivity and operating leverage; the growth of our Institutional business; the sufficiency of our cash to fund future operations; and our anticipated quarterly and full year 2025 outlook; as well as statements that include the words “expect,” “plan,” “believe,” “project,” “will” and “may,” and similar statements of a future or forward-looking nature.

The forward-looking statements made herein relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements.

There are a significant number of factors that could cause actual results to differ materially from statements made herein or in connection herewith, including but not limited to, our offerings continue to evolve, which makes it difficult to predict our future financial and operating results; our history of net losses and negative operating cash flows, which could require us to need other sources of liquidity; risks associated with our ability to acquire and retain customers, operate, and scale up our Consumer and Institutional businesses; risks associated with our intellectual property, including claims that we infringe on a third-party’s intellectual property rights; risks associated with our classification of some individuals and entities we contract with as independent contractors; risks associated with the liquidity and trading of our securities; risks associated with payments that we may be required to make under the tax receivable agreement; litigation, regulatory and reputational risks arising from the fact that many of our Learners are minors; changes in applicable law or regulation; the possibility of cyber-related incidents and their related impacts on our business and results of operations; risks associated with the development and use of artificial intelligence and related regulatory uncertainty; the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and risks associated with managing our growth.

Our actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in our filings with the SEC, including our Annual Report on Form 10-K filed on February 27, 2025, as well as other filings that we may make from time to time with the SEC.